EXHIBIT 11

                 Statement Re Computation of Per-Share Earnings

                                 NSC Corporation
                        Computation of Per-Share Earnings
                      (In Thousands, Except Per-Share Data)


                               Three Months Ended
                                    March 31,
                                      ----------------------------------
                                           1996                1995
                                      --------------     ---------------

Primary:
   Average shares outstanding                 9,971               9,971
                                      ==============     ===============
       Total                                  9,971               9,971
                                      ==============     ===============

Net income                             $        560       $         220
                                      ==============     ===============

Per share amounts:
   Net income                          $       0.06       $        0.02
                                      ==============     ===============



Fully Diluted:
   Average shares outstanding                 9,971               9,971
                                      ==============     ===============
       Total                                  9,971               9,971
                                      ==============     ===============

Net income                             $        560       $         220
                                      ==============     ===============

Per share amounts:
   Net income                          $       0.06       $        0.02
                                      ==============     ===============
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